Exhibit 10.1

EXECUTION VERSION

SENIOR UNSECURED TERM LOAN AGREEMENT

AMONG

OCWEN FINANCIAL CORPORATION,

as Borrower,

CERTAIN SUBSIDIARIES OF OCWEN FINANCIAL CORPORATION,

as Guarantors,

AND

ALTISOURCE SOLUTIONS S.À R.L.,

as Lender

Dated as of December 27, 2012

SENIOR UNSECURED TERM LOAN AGREEMENT

This Senior Unsecured Term Loan Agreement (this “Agreement”) is made and entered into as of December 27, 2012 (the “Effective Date”), by and among Ocwen Financial Corporation, a Florida corporation (the “Borrower”), certain direct and indirect Subsidiaries of the Borrower party hereto from time to time, as guarantors (each, a “Guarantor” and, collectively, the “Guarantors”), and Altisource Solutions S.à r.l., a private limited liability company (société à responsabilité limitée) organized and established under the laws of the Grand Duchy of Luxembourg (together with its successors and permitted assigns, the “Lender”).

RECITALS

WHEREAS, the Borrower and its wholly-owned subsidiary, O&H Acquisition Corp., a Delaware corporation (“Merger Sub”), have entered into that certain Merger Agreement dated as of October 3, 2012 (the “Merger Agreement”) with Homeward Residential Holdings, Inc., a Delaware corporation (“Homeward”), pursuant to which Merger Sub will merge with and into Homeward, with Homeward being the surviving corporation and continuing to exist as a wholly-owned subsidiary of the Borrower;

WHEREAS, the Borrower has requested that the Lender extend credit in the form of a Term Loan on the Effective Date in an aggregate principal amount equal to $75,000,000;

WHEREAS, the proceeds of the Term Loan will be used by the Borrower to fund, in part, the acquisition of Homeward pursuant to the terms of the Merger Agreement;

WHEREAS, each Guarantor acknowledges that it will receive direct and indirect benefits from the Lender making the Term Loan to the Borrower under this Agreement and, accordingly, each Guarantor is willing to guarantee the Borrower’s obligations to the Lender on the terms and conditions contained herein;

WHEREAS, each Guarantor’s execution and delivery of this Agreement is a condition to the Lender making the Term Loan to the Borrower; and

WHEREAS, the Lender is willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration of the premises and mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.1                                    Definitions.  For purposes hereof, the following terms, when used herein with initial capital letters, shall have the respective meanings set forth herein:

“Adverse Proceeding” means any action, suit, demand, claim, proceeding, hearing (in each case, whether administrative, judicial (civil or criminal) or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of the Borrower or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign, whether pending or, to the knowledge of the Borrower or any of its Subsidiaries, threatened against or affecting the Borrower or any of its Subsidiaries or any property of the Borrower or any of its Subsidiaries.

“Aggregate Payments” has the meaning set forth in Section 6.2.

“Agreement” has the meaning set forth in the introductory paragraph.

“Applicable Margin” means 6.75%

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president or one of its vice presidents (or the equivalent thereof) and such Person’s chief financial officer or treasurer.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Effective Rate in effect on such day plus ½ of 1.00%, and (iii) the one-month Eurodollar Rate.  Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively; provided, however, that notwithstanding the foregoing, the Base Rate shall at no time be less than 8.25% per annum.

“Base Rate Loan” has the meaning set forth in Section 2.9(a).

“Borrower” has the meaning set forth in the introductory paragraph.

“Borrowing Notice” means a written request by the Borrower for the Term Loan, in substantially the form of Exhibit A attached hereto.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday or a day on which banking institutions in New York, New York are authorized or required by law or other governmental action to close.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Change of Control” has the meaning set forth in the Senior Credit Facility as of the Effective Date.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Contributing Guarantors” has the meaning set forth in Section 6.2.

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement, each of which is for the purpose of hedging the foreign currency risk associated with the Borrower’s and its Subsidiaries’ operations and not for speculative purposes.

“Default” means any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.

“Default Interest” has the meaning set forth in Section 2.4(c).

“Disqualified Equity Interests” has the meaning set forth in the Senior Credit Facility as of the Effective Date.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Effective Date” has the meaning set forth in the introductory paragraph.

“Equity Interest” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“Eurodollar Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for a Eurodollar Rate Loan, (a) the rate per annum (rounded to the nearest 1/100 of 1.00%) equal to the rate determined by the Lender to be the offered rate which appears on the page of the Reuters Screen which displays an average British Bankers Association Interest Settlement Rate (such page currently being LIBOR01 page) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum (rounded to the nearest 1/100 of 1.00%) equal to the rate determined by the Lender to be the offered rate on such other page or other service which displays an average British Bankers Association Interest Settlement Rate for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date or (c) in the event the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum (rounded to the nearest 1/100 of 1.00%) equal to the offered quotation rate to first class banks in the London interbank market by the Lender for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the Term Loan of the Lender, for which the Eurodollar Rate is then being determined with maturities comparable to such period as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date; provided, however, that notwithstanding the foregoing, the Eurodollar Rate shall at no time be less than 1.50% per annum.

“Eurodollar Rate Loan” has the meaning set forth in Section 2.9(b).

“Event of Default” has the meaning set forth in Section 7.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Fair Share” has the meaning set forth in Section 6.2.

“Fair Share Contribution Amount” has the meaning set forth in Section 6.2.

“Funding Guarantor” has the meaning set forth in Section 6.2.

“Federal Funds Effective Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1.00%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the rate determined by the Lender in good faith on such day.

“GAAP” means United States generally accepted accounting principles in effect as of the date of determination thereof consistently applied.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Guaranteed Obligations” has the meaning set forth in Section 6.1.

“Guarantor” and “Guarantors” have the meaning set forth in the introductory paragraph.  As of the Effective Date, Ocwen Loan Servicing, LLC a Delaware limited liability company, is the only Guarantor.  Under Section 5.9, Homeward must become a Guarantor hereunder within 30 days after the Effective Date.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to the Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Homeward” has the meaning set forth in the recitals.

“Indebtedness” means, as applied to any Person, without duplication, (i) all indebtedness for borrowed money, (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money, (iv) any obligation owed for all or any part of the deferred purchase price of property or services, including any earn-out obligations (excluding any such obligations incurred under ERISA), which purchase price is (a) due more than six (6) months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument, (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person, (vi) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, (vii) Disqualified Equity Interests, (viii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another that would otherwise be “Indebtedness” for purposes of this definition, (ix) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor that would otherwise be “Indebtedness” for purposes of this definition thereof shall be paid or discharged, or any agreement relating thereto shall be complied with, or the holders thereof shall be protected (in whole or in part) against loss in respect thereof, (x) any liability of such Person for any Indebtedness of another through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such Indebtedness or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (x), the primary purpose or intent thereof is as described in clause (ix) above, and (xi) all obligations (the amount of which shall be determined on a net basis where permitted in the relevant contract) of such Person in respect of any exchange traded or over the counter derivative transaction, including any Interest Rate Agreement and any Currency Agreement, in each case, whether entered into for hedging or speculative purposes.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable and documented fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding or hearing commenced or threatened by any Person (including, without limitation, any Loan Party), whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any reasonable fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect, special or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, and rules or regulations), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby (including the Lender’s Term Loan Commitment or any enforcement of any of the Loan Documents (including any enforcement of the Guaranty)); (ii) any environmental claim relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of the Borrower or any of its Subsidiaries; or (iii) the transactions contemplated by the Merger Agreement and any related transactions but, with regard to each of (i), (ii) and (iii), excluding any Taxes (provided, for the avoidance of doubt, that any indemnification in respect of any Indemnified Liabilities shall be made on an after-Tax basis).

“Indemnitee” has the meaning set forth in Section 8.10(a).

“Interest Period” means, in connection with the Term Loan, an interest period of one month commencing on the Effective Date and thereafter commencing on the day on which the immediately preceding Interest Period expires; provided, (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day, (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) of this definition, end on the last Business Day of a calendar month and (c) no Interest Period shall extend beyond the Maturity Date.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of hedging the interest rate exposure associated with the Borrower’s and its Subsidiaries’ operations and not for speculative purposes.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is one Business Day prior to the first Business Day of such Interest Period.

“Lender” has the meaning set forth in the introductory paragraph.

“Lien” means (i) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease or license in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (ii) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

“Loan Document” means any of this Agreement, the Note, the Borrowing Notice and all other documents, instruments or agreements executed and delivered by a Loan Party for the benefit of the Lender in connection herewith on or after the date hereof.

“Loan Parties” mean the Borrower and the Guarantors.

“Margin Stock” has the meaning given to it in Regulation U of the Board of Governors of the United States Federal Reserve System, or any successor thereto, as in effect from time to time.

“Material Adverse Effect” means any event, change, effect, development, circumstance or condition that has caused or could reasonably be expected to cause a material adverse change, material adverse effect on and/or material adverse developments with respect to (i) the business, general affairs, assets, liabilities, operations, management, financial condition, stockholders’ equity or results of operations or value of the Borrower, each Guarantor and each of their Subsidiaries taken as a whole, (ii) the ability of any Loan Party fully and timely to perform its Obligations, (iii) the legality, validity, binding effect or enforceability against a Loan Party of a Loan Document to which it is a party, or (iv) the rights, remedies and benefits available to, or conferred upon, the Lender under any Loan Document.

“Material Subsidiary” has the meaning set forth in the Senior Credit Facility as of the Effective Date.

“Maturity Date” means March 1, 2017.

“Merger Agreement” has the meaning set forth in the recitals.

“Merger Sub” has the meaning set forth in the recitals.

“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Interest Rate Agreements or Currency Agreements or other Indebtedness of the type described in clause (xi) of the definition of “Indebtedness.”  As used in this definition, “unrealized losses” means the fair market value of the cost to such Person of replacing such Interest Rate Agreements or Currency Agreements or such other Indebtedness as of the date of determination (assuming the Interest Rate Agreements or Currency Agreements or such other Indebtedness were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Interest Rate Agreements or Currency Agreements or such other Indebtedness as of the date of determination (assuming such Interest Rate Agreements or Currency Agreements or such other Indebtedness were to be terminated as of that date).

“Note” means a promissory note in the form of Exhibit B.

“Obligations” means all obligations of every nature of each Loan Party under any Loan Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Loan Party, would have accrued on any Obligation, whether or not a claim is allowed against such Loan Party for such interest in the related bankruptcy proceeding), fees, expenses, indemnification or otherwise.

“Obligee Guarantor” has the meaning set forth in Section 6.7.

“Organizational Documents” means with respect to any Person all formation, organizational and governing documents, instruments and agreements, including (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, supplemented or otherwise modified, and its by-laws, as amended, supplemented or otherwise modified, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, supplemented or otherwise modified, and its partnership agreement, as amended, supplemented or otherwise modified, (iii) with respect to any general partnership, its partnership agreement, as amended, supplemented or otherwise modified and (iv) with respect to any limited liability company, its articles of organization, as amended, supplemented or otherwise modified, and its operating agreement, as amended, supplemented or otherwise modified.  In the event any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Person” means any individual or any general partnership, limited partnership, cooperation, joint venture, trust, limited liability company, trust, cooperative, association, unincorporated government organization or entity or any department or agency thereof.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Barclays Bank PLC as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Security” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Senior Credit Facility” means that certain Senior Secured Term Loan Facility Agreement dated as of September 1, 2011 entered into by and among the Borrower, certain Subsidiaries of the Borrower party thereto, the lenders party thereto from time to time and Barclays Bank PLC, as administrative agent and as collateral agent, as in effect on the Effective Date.

“Servicing Agreements” means any servicing agreements (including whole loan servicing agreements for portfolios of whole mortgage loans), pooling and servicing agreements, interim servicing agreements and other servicing agreements, and any other agreement governing the rights, duties and obligations of either the Borrower or any of its Subsidiaries, as a servicer, under such servicing agreements.

“Solvent” means, with respect to any Loan Party, that as of the date of determination, both (i) (a) the sum of such Loan Party’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Loan Party’s present assets, (b) such Loan Party’s capital is not unreasonably small in relation to its business as contemplated on the Effective Date or with respect to any transaction contemplated to be undertaken after the Effective Date, and (c) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it shall incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise), and (ii) such Person is “solvent” within the meaning given that term and similar terms under the Bankruptcy Code and applicable laws relating to fraudulent transfers and conveyances.  For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Subsidiary” has the meaning set forth in the Senior Credit Facility as of the Effective Date.

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed, and any related interest, penalties and additions to tax.

“Term Loan” means the term loan made by the Lender to the Borrower pursuant to Section 2.1.

“Term Loan Commitment” means the commitment of the Lender to make the Term Loan to the Borrower.  The amount of the Term Loan Commitment on the Effective Date is $75,000,000.

Section 1.2                                    Accounting Terms.  Except as otherwise expressly provided in this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP.  Financial statements and other information required to be delivered by the Borrower to Lenders hereunder shall be prepared in accordance with GAAP as in effect at the time of such preparation.

Section 1.3                                    Interpretation, Etc.  Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.  References herein to any Article, Section, Schedule or Exhibit shall be to an Article, a Section, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided.  The use herein of the word “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.  The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  The terms lease and license shall include sub-lease and sub-license, as applicable.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  Except as otherwise expressly provided herein or therein, any reference in this Agreement or any other Loan Document to any agreement, document or instrument shall mean such agreement, document or instrument as amended, restated, supplemented or otherwise modified from time to time, in each case, in accordance with the express terms of this Agreement or such Loan Document.

ARTICLE 2
THE TERM LOAN

Section 2.1                                    Commitments.  Subject to the terms and conditions set forth in this Agreement, the Lender agrees to make a Term Loan to the Borrower on the Effective Date in a principal amount equal to its Term Loan Commitment and after the funding of the Term Loan on the Effective Date, the Lender’s Term Loan Commitment shall automatically terminate.  Any amount borrowed under this Section 2.1 and subsequently repaid or prepaid may not be reborrowed.  Subject to Section 2.6 and Section 2.7, all amounts owed hereunder with respect to the Term Loan shall be paid in full no later than the Maturity Date.

Section 2.2                                    Borrowing Mechanics.

(a)                                 The Borrower shall submit a Borrowing Notice to the Lender, which must be signed by an Authorized Officer of the Borrower.  The Borrowing Notice shall specify (i) the principal amount of the requested Term Loan, which must be equal to the Lender’s Term Loan Commitment, (ii) the proposed borrowing date and (iii) the account of the Borrower into which the Lender shall deposit the proceeds of the Term Loan.

(b)                                 Upon receipt of the Borrowing Notice, delivered on or prior to the Effective Date, and subject to the satisfaction or waiver of the conditions precedent set forth in Section 3.1, the Lender shall make the proceeds of the requested Term Loan available to the Borrower on the borrowing date by causing an amount of same day funds in Dollars equal to the principal amount of the Term Loan to be deposited into the account of the Borrower described in the Borrowing Notice.

Section 2.3                                    Evidence of Debt; Note.

(a)                                 Evidence of Debt.  The Lender shall maintain on its internal records an account or accounts evidencing the Obligations, including the amount of the Term Loan made by it and each repayment and prepayment in respect thereof.  Any such recordation shall be conclusive and binding on the Borrower, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s Obligations in respect of the Term Loan.

(b)                                 Note.  The Term Loan shall be evidenced by the Note, which shall be executed and delivered by the Borrower on or prior to the Effective Date.  From time to time following the Effective Date, the Borrower shall, at the reasonable request of the Lender, execute and deliver to the Lender, at the Borrower’s expense, one or more additional notes replacing the Note delivered on the Effective Date.

Section 2.4                                    Interest.

(a)                                 Except as otherwise set forth in this Agreement, the Term Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof at the Eurodollar Rate plus the Applicable Margin.

(b)                                 Interest payable under this Agreement shall be computed on the basis of a 360-day year for the actual number of days elapsed in the period during which it accrues.  In computing interest on the Term Loan, the date of making the Term Loan shall be included and the date of payment of the Term Loan shall be excluded.

(c)                                  Upon the occurrence and during the continuance of an Event of Default, interest shall accrue on the Term Loan and all other amounts due hereunder at the rate otherwise applicable thereto plus an additional 3.0% per annum (the “Default Interest”).  Payment or acceptance of the increased rate of interest provided for in this Section 2.4(c) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Lender.

Section 2.5                                    Payment of Principal and Interest.  The Borrower unconditionally promises to pay to the order of the Lender all principal and interest (including Default Interest) due under this Agreement as provided herein.

(a)                                 Subject to the terms of Section 2.7, the aggregate unpaid principal balance of, and all accrued and unpaid interest (including any Default Interest) on, the Term Loan shall be due and payable on the Maturity Date.

(b)                                 Interest on the outstanding balance of the Term Loan shall be payable (i) quarterly in arrears on the 15th day of each March, June, September and December, commencing on March 15, 2013; provided, that if any such day is not a Business Day, then interest shall be payable on the next succeeding Business Day, (ii) upon any optional or mandatory prepayment of the Term Loan, to the extent accrued on the amount being prepaid and (iii) on the Maturity Date.  All Default Interest shall be payable on demand.

(c)                                  All payments by the Borrower of principal, interest and other amounts due hereunder and under the other Loan Documents shall be made in lawful money of the United States of America in immediately available funds, without defense, recoupment, setoff or counterclaim, free of any restriction or condition, and delivered to the Lender, not later than 2:00 p.m. (New York City time) on the date due via wire transfer of immediately available funds to an account of the Lender designated to the Borrower from time to time; funds received by the Lender after that time on such due date shall be deemed to have been paid by the Borrower on the next Business Day and such extension of time shall be included in the computation of the payment of interest hereunder.

Section 2.6                                    Optional Prepayments.  At any time and from time to time, the Borrower may prepay, without premium or penalty, all or any portion of the outstanding principal balance of the Term Loan.  In connection with any such prepayment, the Borrower shall deliver an irrevocable notice to the Lender at least one (1) Business Day in advance of such prepayment date and, upon the giving of such notice to the Lender, the amount specified in such notice, and any interest accrued thereon, shall be due and payable on the date specified in such notice.

Section 2.7                                    Conversion Option; Mandatory Prepayment.

(a)                                 If the Senior Credit Facility has not been repaid in full, refinanced or replaced on or prior to October 1, 2013, the Lender may in its sole discretion, at any time on or after such date, require the Borrower to convert all or a portion of the outstanding principal amount and all or a portion of the unpaid interest accrued on the Term Loan into, at the sole discretion of the Lender, (i) an investment in or of Homeward, (ii) property or assets of Homeward, (iii) Equity Interests of Homeward, or (iv) if the Lender and the Borrower agree, any other assets of the Borrower or its Subsidiaries.  Any such conversion shall occur (i) on mutually agreeable terms and conditions, including without limitation, conversion price, as reasonably negotiated in good faith between the Lender and the Borrower and (ii) unless the Lender otherwise agrees in writing, on or prior to November 15, 2013.

(b)                                 Immediately upon the receipt by the Borrower or any of its Subsidiaries of any proceeds from the incurrence of Indebtedness that is used, in whole or in part, to repay, refinance or replace the Senior Credit Facility in its entirety (including, without limitation and for the avoidance of doubt, in connection with an amendment and restatement of the Senior Credit Facility or an “amend and extend” transaction related thereto), the Borrower shall prepay, without premium or penalty, the entire remaining outstanding principal balance of the Term Loan and all accrued and unpaid interest thereon.

Section 2.8                                    Application of Payments.  Payments made by the Borrower pursuant to the terms of this Agreement (whether made under Section 2.5, Section 2.6, Section 2.7(b) or otherwise) shall be applied as follows:  first, to any unpaid accrued collection costs and expenses, including attorneys’ fees, of the Lender, in accordance with the terms and provisions of this Agreement; second, to any unpaid accrued interest (including Default Interest) on the Term Loan; and third, to the outstanding principal balance of the Term Loan; provided, that unless an Event of Default then exists, the Borrower may otherwise direct the application of proceeds of any optional prepayment under Section 2.6.

Section 2.9                                    Making or Maintaining Eurodollar Rate Loans.

(a)                                 Inability to Determine Applicable Interest Rate.  In the event that the Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto) on any Interest Rate Determination Date that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to the Term Loan on the basis provided for in the definition of “Eurodollar Rate,” the Lender shall on such date give notice to the Borrower of such determination, whereupon the Term Loan shall bear interest at the Base Rate (a “Base Rate Loan”) during the pendency of such circumstances.

(b)                                 Illegality or Impracticability of Eurodollar Rate Loans.  In the event that on any date the Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto) that the making or maintaining of the Term Loan bearing interest with reference to the Eurodollar Rate (a “Eurodollar Rate Loan”) (i) has become unlawful as a result of compliance by the Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) has become impracticable, as a result of contingencies occurring after the Effective Date which materially and adversely affect the London interbank market or the position of the Lender in that market, then, and in any such event, the Lender shall on that day give notice to the Borrower of such determination.  Thereafter, while any such circumstances exist, (1) the Lender’s obligation to maintain the Term Loan as a Eurodollar Rate Loan shall be suspended at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Term Loan or when required by law and (2) the Term Loan shall bear interest at the Base Rate.

ARTICLE 3
CONDITIONS PRECEDENT

Section 3.1                                    Conditions to Closing.  This Agreement and the obligation of the Lender under this Agreement shall be subject to the prior or concurrent satisfaction or waiver of the conditions precedent set forth below, in each case to the satisfaction of the Lender:

(a)                                 Loan Documents.  The Borrower shall have duly executed and delivered to the Lender this Agreement, the Note and a Borrowing Notice.

(b)                                 Representations and Warranties.  Each representation or warranty by the Borrower and the other Loan Parties contained in this Agreement or in any other Loan Document shall be true and correct in all material respects (without duplication of any materiality qualifier contained herein or therein).

(c)                                  No Default.  No Default or Event of Default shall have occurred and be continuing.

(d)                                 Consents; Authorizations.  All consents, authorizations, permits and approvals of any Governmental Authority or other Person necessary or advisable in connection with the execution and delivery of the Loan Documents and the transactions contemplated hereby and thereby shall have been obtained and be in full force and effect.

(e)                                  Completion of Proceedings.  All corporate, limited liability company and other proceedings taken or to be taken in connection with the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the Lender, and the Lender shall have received all counterpart originals or certified copies of such documents as the Lender may reasonably request.

(f)                                   Organizational Documents.  The Lender shall have received a certificate from each Loan Party, dated the Effective Date, signed by the secretary or assistant secretary (or comparable authorized officer or manager of such Loan Party), together with copies of the Organizational Documents, as applicable, of such Loan Party and the resolutions of such Loan Party referred to in such certificate, and each of the foregoing shall be in form and substance reasonably acceptable to the Lender.  The Lender shall have also received good standing certificates for each of the Loan Parties from the respective jurisdiction of organization or formation of each such Loan Party, as reasonably requested by the Lender.

(g)                                  Opinions of Counsel.  The Lender and its counsel shall have received favorable written opinions of each of (i) Mayer Brown LLP, special counsel for the Loan Parties, and (ii) Paul Koches, General Counsel of the Borrower, in each case, as to such matters as the Lender may reasonably request, dated as of the Effective Date and otherwise in form and substance reasonably satisfactory to the Lender (and the Borrower and the other Loan Parties hereby instruct such counsel to deliver such opinions to the Lender).

(h)                                 Adverse Proceedings.  On the Effective Date, there shall be no Adverse Proceeding or Adverse Proceedings which (i) have had, or are expected to result in, a Material Adverse Effect or (ii) by its or their terms purport to enjoin, hinder or call into question the ability of the parties to consummate the financing transaction contemplated by this Agreement and the other Loan Documents.

(i)                                     Fees.  On the Effective Date, the Borrower shall have paid to the Lender all costs, fees and expenses (including reasonable and documented legal fees and expenses of Hunton & Williams LLP, counsel to the Lender) to the extent then due.

(j)                                    Other Documents and Information.  The Borrower shall have delivered to the Lender such other documents, certificates, resolutions, instruments and agreements as the Lender deems reasonably necessary in connection with the transactions contemplated hereby and by the other Loan Documents.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

In order to induce the Lender to enter into this Agreement and to make the Term Loan to be made hereby, each Loan Party represents and warrants to the Lender that, as of the Effective Date, each of the following statements is true and correct:

Section 4.1                                    Organization and Qualification.  Each of the Loan Parties is (a) duly organized, validly existing and, to the extent applicable, in good standing under the laws of its jurisdiction of organization and (b) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and would not be reasonably expected to have, a Material Adverse Effect.

Section 4.2                                    Authorization.  The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary action on the part of each Loan Party that is a party thereto, and on the part of the respective shareholders, members or other equity security holders of each Loan Party, and each Loan Party has all requisite corporate or limited liability company, as applicable, power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.

Section 4.3                                    No Conflict.  The execution, delivery and performance by each Loan Party of the Loan Documents to which each is a party and the consummation of the transactions contemplated by the Loan Documents do not and shall not (a) violate (i) any provision of any law, statute, ordinance, rule, regulation, or code applicable to any Loan Party, (ii) any of the Organizational Documents of any Loan Party or (iii) any order, judgment, injunction or decree of any court or other agency of government binding on any Loan Party; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of any Loan Party except to the extent such conflict, breach or default would not reasonably be expected to have a Material Adverse Effect; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of any Loan Party; or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of any Loan Party, except for such approvals or consents which have been obtained on or before the Effective Date and except for any such approvals or consents the failure of which to obtain shall not have a Material Adverse Effect.

Section 4.4                                    Governmental Consents.  The execution, delivery and performance by each Loan Party of the Loan Documents to which each is a party and the consummation of the transactions contemplated by the Loan Documents do not and shall not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except as otherwise set forth in the Loan Documents.

Section 4.5                                    Binding Obligation.  Each Loan Document has been duly executed and delivered by each Loan Party that is a party to such Loan Document and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability relating to or limiting creditors’ rights or by equitable principles relating to enforceability.

Section 4.6                                    No Material Adverse Change.  Since December 31, 2011, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

Section 4.7                                    Governmental Regulation.  Neither the Borrower nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.  None of the Loan Parties is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

Section 4.8                                    Margin Stock.  None of the Loan Parties owns any Margin Stock.

Section 4.9                                    Solvency.  Each Loan Party is Solvent.

Section 4.10                             Disclosure. The representations and warranties of the Loan Parties contained in any Loan Document and in the other documents, certificates or written statements furnished to the Lender by or on behalf of the Borrower or any of its Subsidiaries and for use in connection with the transactions contemplated hereby, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact (known to any Loan Party, in the case of any document not furnished by any of them) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made.  Any projections and pro forma financial information prepared by the Borrower and provided to the Lender are based upon good faith estimates and assumptions believed by the Borrower to be reasonable at the time made, it being recognized by the Lender that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.  There are no facts known to any Loan Party (other than matters of a general economic nature) that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to the Lender for use in connection with the transactions contemplated hereby.

Section 4.11                             Adverse Proceedings; Compliance with Law.  There are no Adverse Proceedings, individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect.  None of the Loan Parties (a) is in violation of any applicable laws that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Section 4.12                             Title to Assets.  Each Loan Party has good and (in the case of owned real property) marketable title to all of the properties and assets owned by it, and valid leasehold interests in all properties and assets leased by it, free and clear of all Liens other than Liens expressly permitted under this Agreement.

ARTICLE 5
AFFIRMATIVE COVENANTS

Each Loan Party covenants and agrees that, until payment in full of the Obligations (other than contingent indemnification obligations not yet due and payable), each Loan Party shall, and shall cause each of its Subsidiaries to:

Section 5.1                                    Compliance with Laws.  Comply with the requirements of all Contractual Obligations arising from Servicing Agreements and all applicable laws, rules, regulations and orders of any Governmental Authority, noncompliance with which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.2                                    Maintenance of Existence.  Except as otherwise permitted under the Senior Credit Facility, at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business; provided that no Loan Party (other than the Borrower with respect to existence) or any of its Subsidiaries shall be required to preserve any such existence, right or franchise, licenses and permits if such Person’s board of directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person and that the loss thereof would not be materially adverse to such Person or to the Lender.

Section 5.3                                    Delivery of Information.  Furnish to the Lender:

(a)                                 Financial Statements and Other Reports.  Promptly upon delivery thereof to the agent or lenders under the Senior Credit Facility, all notices, financial statements and other reports and information described in Section 5.01 of the Senior Credit Facility.

(b)                                 Notice of Default.  Promptly upon any officer of any Loan Party obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to any Loan Party with respect thereto, (ii) of any condition or event that constitutes a “Default” or “Event of Default” under the Senior Credit Facility or that notice has been given to any party thereunder with respect thereto or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of an Authorized Officer specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action the Borrower has taken, is taking and proposes to take with respect thereto.

(c)                                  Notice of Adverse Proceedings.  Promptly upon any officer of any Loan Party obtaining knowledge of (i) any Adverse Proceeding not previously disclosed in writing by the Borrower to the Lender or (ii) any development in any Adverse Proceeding that, in the case of either clause (i) or (ii), if adversely determined could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, or the exercise of rights or performance of obligations under any Loan Document, a written notice thereof together with such other information as may be reasonably available to the Borrower to enable the Lender and its counsel to evaluate such matters.

(d)                                 Senior Credit Facility.  Promptly after receipt thereof by the Borrower or any of its Subsidiaries, copies of all material notices (including all notices of default or acceleration) received from any lender or agent or any other Person under or with respect to the Senior Credit Facility.

(e)                                  Notice of Regulatory Correspondence.  As reasonably practicable as possible, copies of all correspondence from, with or to, the New York Department of Financial Services or any officer, agency, branch, division or instrumentality thereof with respect to the Homeward acquisition.

(f)                                   Other Information.  Such other information and data with respect to the operations, business affairs and financial condition of the Borrower and its Subsidiaries as from time to time may be reasonably requested by the Lender.

Section 5.4                                    Books and Records; Inspections.  Maintain proper books of record and accounts in which full, true and correct entries in conformity in all material respects with GAAP shall be made of all dealings and transactions in relation to its business and activities.  Each Loan Party shall, and shall cause each of its Subsidiaries to, permit any authorized representatives designated by the Lender to visit and inspect any of the properties of any Loan Party and any of its Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested.  No more than one such inspection shall be made in any year at the Borrower’s expense; provided that if an Event of Default exists, there shall be no limit on the number of such inspections that may occur, and such inspections, copying and auditing shall be at the Borrower’s sole cost and expense.

Section 5.5                                    Further Assurances.  At any time or from time to time upon the request of the Lender, at the expense of the Borrower, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Lender may reasonably request in order to effect fully the purposes of the Loan Documents.  In furtherance and not in limitation of the foregoing, each Loan Party shall take such actions as the Lender may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors.  Upon the exercise by the Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which required any consent, approval, recording qualification or authorization of any Governmental Authority, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Lender may be required to obtain from the Borrower or any of its Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

Section 5.6                                    Payment of Taxes and Claims.  Pay all Federal and other material Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as adequate reserves or other appropriate provisions, as shall be required in conformity with GAAP shall have been made therefor.

Section 5.7                                    Negative Covenants.  Comply at all times with the negative covenants contained in Article VI of the Senior Credit Facility, in each case as in effect on the Effective Date, without giving effect to any amendment or supplement thereof to which the Lender has not given its express written consent (it being understood that the Borrower may cure any breach of the financial covenants set forth in Sections 6.07(a) and (b) of the Senior Credit Facility in accordance with, and to the extent it is permitted to do so, under Section 8.02 of the Senior Credit Facility and, to the extent provided by such provision, the Borrower shall not be deemed to be in breach of such financial covenants); provided, that if the Senior Credit Facility is repaid in full, refinanced or replaced, or for any other reason is no longer effective, the negative covenants contained therein (as well as the opportunity contained therein to cure any breach of such financial covenants) shall continue to apply hereunder as long as this Agreement is in effect with any such amendments that may be agreed to by the Borrower and the Lender.

Section 5.8                                    Use of Proceeds.  Use the proceeds of the Term Loan only to pay a portion of the fees, costs and expenses associated with the acquisition of Homeward pursuant to the terms of the Merger Agreement.

Section 5.9                                    Post-Closing Covenant.  Within 30 days after the Effective Date, (i) cause Homeward to become a Guarantor hereunder by executing and delivering to the Lender a counterpart agreement in form and substance reasonably acceptable to the Lender and (ii) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements and certificates as those described in Section 3.1(e) and 3.1(f), together with a legal opinion in form and substance, and covering such matters, as the Lender may reasonably request.

Section 5.10                             Reservation of Equity Interests Issuable Upon Conversion.  At all times on and after October 1, 2013, upon the request of the Lender, cause Homeward to reserve and keep available out of its authorized and unissued Equity Interests a sufficient number of shares of common stock solely for the purpose of effecting a conversion of the Term Loan as contemplated by Section 2.7.

Section 5.11                             Senior Credit Facility.  If the Senior Credit Facility is amended or otherwise modified, use its commercially reasonable efforts to cause for such amendment or modification to also permit the Borrower to prepay the Term Loan, together with all accrued interest thereon and all other Obligations, on or prior to November 27, 2013.

ARTICLE 6
GUARANTY

Section 6.1                                    Guaranty of Obligations.  Subject to the provisions of Article 6, the Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to the Lender the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”).

Section 6.2                                    Contribution by Guarantors.  All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty.  Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date.  “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the Guaranteed Obligations.  “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided that solely for purposes of calculating the Fair Share Contribution Amount with respect to any Contributing Guarantor for purposes of this Section 6.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor.  “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including in respect of this Section 6.2), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 6.2.  The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor.  The allocation among Contributing Guarantors of their obligations as set forth in this Section 6.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder.  Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 6.2.

Section 6.3                                    Payment by Guarantors.  Subject to Section 6.2, the Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which the Lender may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of the Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), the Guarantors shall upon demand pay, or cause to be paid, in cash, to the Lender, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for the Borrower’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against the Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to the Lender as aforesaid.

Section 6.4                                    Liability of Guarantors Absolute.  Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations.  In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a)                                 this Guaranty is a guaranty of payment when due and not of collectability.  This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b)                                 the Lender may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between the Borrower and the Lender with respect to the existence of such Event of Default;

(c)                                  the obligations of each Guarantor hereunder are independent of the obligations of the Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of the Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against the Borrower or any of such other guarantors and whether or not the Borrower is joined in any such action or actions;

(d)                                 payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid.  Without limiting the generality of the foregoing, if the Lender is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(e)                                  the Lender, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; and (v) exercise any other rights available to it under the Loan Documents; and

(f)                                   this Guaranty and the obligations of the Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them:  (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Loan Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Loan Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Loan Document, or any agreement relating to such other guaranty; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Loan Documents) to the payment of indebtedness other than the Guaranteed Obligations, even though the Lender might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) the Lender’s consent to the change, reorganization or termination of the corporate structure or existence of the Borrower or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any defenses, set-offs or counterclaims which the Borrower may allege or assert against the Lender in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (vii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

Section 6.5                                    Waivers by Guarantors.  Each Guarantor hereby waives, for the benefit of the Lender:  (a) any right to require the Lender, as a condition of payment or performance by such Guarantor, to (i) proceed against the Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person or (ii) pursue any other remedy in the power of the Lender whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon the Lender’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness and diligence; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, any other Loan Document or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to the Borrower and notices of any of the matters referred to in Section 6.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

Section 6.6                                    Rights of Subrogation, Contribution, Etc.  Until the Guaranteed Obligations shall have been indefeasibly paid in full, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against the Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against the Borrower with respect to the Guaranteed Obligations and (b) any right to enforce, or to participate in, any claim, right or remedy that the Lender now has or may hereafter have against the Borrower.  In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including any such right of contribution as contemplated by Section 6.2.  Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against the Borrower, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights the Lender may have against the Borrower and to any right the Lender may have against such other guarantor.  If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for the Lender and shall forthwith be paid over to the Lender to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

Section 6.7                                    Subordination of Other Obligations.  Any Indebtedness of the Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such Indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for the Lender and shall forthwith be paid over to the Lender to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

Section 6.8                                    Continuing Guaranty.  This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been paid in full.  Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

Section 6.9                                    Authority of Guarantors or the Borrower.  It is not necessary for the Lender to inquire into the capacity or powers of any Guarantor or the Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.

Section 6.10                             Financial Condition of the Borrower.  The Term Loan may be made to the Borrower without notice to or authorization from any Guarantor regardless of the financial or other condition of the Borrower at such time.  The Lender shall not have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of the Borrower.  Each Guarantor has adequate means to obtain information from the Borrower on a continuing basis concerning the financial condition of the Borrower and its ability to perform its obligations under the Loan Documents, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of the Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations.  Each Guarantor hereby waives and relinquishes any duty on the part of the Lender to disclose any matter, fact or thing relating to the business, operations or conditions of the Borrower now known or hereafter known by the Lender.

Section 6.11                             Bankruptcy, Etc.

(a)                                 So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of the Lender, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against the Borrower or any other Guarantor.  The obligations of the Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of the Borrower or any other Guarantor or by any defense which the Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b)                                 Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of the Guarantors and the Lender that the Guaranteed Obligations which are guaranteed by the Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve the Borrower of any portion of such Guaranteed Obligations.  The Guarantors shall permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay the Lender, or allow the claim of the Lender in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c)                                  In the event that all or any portion of the Guaranteed Obligations are paid by the Borrower, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from the Lender as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

Section 6.12                             Discharge of Guaranty Upon Sale of Guarantor.  If all of the Equity Interests of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in a transaction not prohibited under this Agreement, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by the Lender or any other Person effective as of the time of such sale or other disposition.

ARTICLE 7
DEFAULT

Section 7.1                                    Default.  Each of the following shall constitute an “Event of Default” under this Agreement:

(a)                                 Failure to Pay.  The Borrower shall default in the payment of (i) the principal amount of the Term Loan when due under this Agreement, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise or (ii) any interest on the Term Loan (including Default Interest) or any fee or any other amount due hereunder within five (5) days after the date due; or

(b)                                 Breach of Representations.  Any representation, warranty, certification or other statement made or deemed made by any Loan Party in any Loan Document or in any statement or certificate at any time given by any Loan Party or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or

(c)                                  Breach of Certain Covenants.  Failure of any Loan Party to perform or comply with any term or condition contained in Section 5.2, Section 5.3(a), Section 5.3(b), Section 5.7, Section 5.8, Section 5.9 or Section 5.10; or

(d)                                 Other Defaults Under Loan Documents.  Any Loan Party shall default in the performance of or compliance with any term contained in this Agreement or in any other Loan Document, other than any such term referred to in Section 7.1(c) above, and such default shall not have been remedied or waived within thirty (30) days after the earlier of (i) an officer of such Loan Party becoming aware of such default and (ii) receipt by the Borrower of notice from the Lender of such default; or

(e)                                  Default in Other Agreements.  (i) Failure of any Loan Party or any of their respective Subsidiaries to pay when due any principal of or interest on or any other amount, including any payment in settlement, payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 7.1(a)) in an individual principal amount (or Net Mark-to-Market Exposure) of $10,000,000 or more or with an aggregate principal amount (or Net Mark-to-Market Exposure) of $10,000,000 or more, in each case beyond the grace period, if any, provided therefor or (ii) breach or default by any Loan Party with respect to any other material term of (1) one or more items of Indebtedness in the individual or aggregate principal amounts (or Net Mark-to-Market Exposure) referred to in clause (i) above or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or

(f)                                   Involuntary Bankruptcy; Appointment of Receiver, Etc.  (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of the Borrower or any of its Material

Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law or (ii) an involuntary case shall be commenced against the Borrower or any of its Material Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, conservator, custodian or other officer having similar powers over the Borrower or any of its Material Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee, conservator or other custodian of the Borrower or any of its Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of the Borrower or any of its Material Subsidiaries, and any such event described in this clause (ii) shall continue for sixty (60) days without having been dismissed, bonded or discharged; or

(g)                                  Voluntary Bankruptcy; Appointment of Receiver, Etc.  (i) The Borrower or any of its Material Subsidiaries shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee, conservator or other custodian for all or a substantial part of its property; or the Borrower or any of its Material Subsidiaries shall make any assignment for the benefit of creditors or (ii) the Borrower or any of its Material Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of the Borrower or any of its Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 7.1(f); or

(h)                                 Judgments and Attachments.  Any money judgment, writ or warrant of attachment or similar process involving (i) in any individual case an amount in excess of $10,000,000 or (ii) in the aggregate at any time an amount in excess of $10,000,000 (in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against the Borrower or any of its Material Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days; or

(i)                                     Change of Control.  A Change of Control occurs; or

(j)                                    Guaranty and Other Loan Documents.  At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement ceases to be in full force and effect (other than by reason of the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, in each case for any reason other than the failure of the Lender to take any action within its control or (iii) any Loan Party shall contest the validity or enforceability of any Loan Document in writing or deny in writing that it has any further liability under any Loan Document to which it is a party;

THEN, (1) upon the occurrence of any Event of Default described in Section 7.1(f) or 7.1(g), automatically, and (2) upon the occurrence of any other Event of Default, at the request of the Lender, upon notice to the Borrower by the Lender, (a) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Loan Party:  (I) the unpaid principal amount of and accrued interest on the Term Loan and (II) all other Obligations and (b) the Lender may exercise and shall have any and all rights and remedies available to it under applicable law and the Loan Documents or otherwise and may take any such action to exercise any such power as it may elect to enforce its rights and remedies under applicable law and the Loan Documents.  No right or remedy herein conferred upon the Lender is intended to be exclusive of any other right or remedy contained herein or in any instrument or document delivered in connection with or pursuant to this Agreement, and every such right or remedy contained herein and therein or now or hereafter existing at law or in equity or by statute, or otherwise may be exercised separately or in any combination.  No course of dealing between the Borrower, on the one hand, and the Lender, on the other hand, or any failure or delay on the Lender’s part in exercising any rights or remedies hereunder or under any Loan Document shall operate as a waiver of any rights or remedies of the Lender and no single or partial exercise of any rights or remedies hereunder or thereunder shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder.

ARTICLE 8
MISCELLANEOUS

Section 8.1                                    Governing Law; Consent to Jurisdiction.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY LAW, RULE, PROVISION OR PRINCIPLE OF CONFLICTS OF LAWS THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK TO BE APPLIED.  SUBJECT TO CLAUSE (E) OF THE FOLLOWING SENTENCE, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY LOAN PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER LOAN DOCUMENT, OR ANY OF THE OBLIGATIONS, WILL BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN.  BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH LOAN PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, HEREBY EXPRESSLY AND IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS, (B) WAIVES (I) JURISDICTION AND VENUE OF COURTS IN ANY OTHER JURISDICTION IN WHICH IT MAY BE ENTITLED TO BRING SUIT BY REASON OF ITS PRESENT OR FUTURE DOMICILE OR OTHERWISE AND (II) ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE LOAN PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 8.4; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE LOAN PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT THE LENDER RETAINS THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY LOAN DOCUMENT OR THE ENFORCEMENT OF ANY JUDGMENT.

Section 8.2                                    WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS

BEING ESTABLISHED.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS.  EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 8.2 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER WILL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 8.3                                    Assignment.  Neither this Agreement, the other Loan Documents nor any of the rights, interests or obligations hereunder shall be assigned by either party, whether by operation of law or otherwise, without the prior written consent of the other party, such consent not to be unreasonably withheld; provided, that the Lender may assign its rights, interests or other obligations under this Agreement and the other Loan Documents without the consent of the Borrower to (i) any affiliate of the Lender or (ii) any other Person when an Event of Default has occurred and is then continuing.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns (including by operation of law).

Section 8.4                                    Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given and received (i) when sent by telecopy, upon receipt of an electronically generated confirmation of receipt by the addressee, or delivered personally or (ii) upon receipt of email confirmation of receipt by addressee after being sent by email or (iii) on the first Business Day after being sent by nationally recognized overnight delivery service or (iv) on the third Business Day after being sent by registered or certified U.S. mail (postage prepaid, return receipt requested) to the parties at the telecopy number, email address or street address set forth below:

Borrower and Guarantors:	c/o Ocwen Financial Corporation
1661 Worthington Road, Suite 100
West Palm Beach, FL 33409
Attention: Secretary
Telecopy Number: 561-682-8177
Confirmation Number: 561-682-8957

Lender:	Altisource Solutions S.à r.l.
291 route d’Arlon
Luxembourg City
Luxembourg L-1150
352-2469-7900 (Telephone)
352-2744-9499 (Fax)
corporatesecretary@altisource.com (Email) and
kevin.wilcox@altisource.lu (Email)

Section 8.5                                    Severability.  In case any provision in or obligation hereunder or under any other Loan Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 8.6                                    Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic transmission will be effective as delivery of a manually executed counterpart thereof.

Section 8.7                                    Effectiveness; Entire Agreement; No Third Party Beneficiaries.  This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by the Borrower and the Lender of written notification of such execution and authorization of delivery thereof.  This Agreement and the other Loan Documents represent the entire agreement of the Borrower and its Subsidiaries and the Lender with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Lender relative to the subject matter hereof or thereof not expressly set forth or referred to herein or in the other Loan Documents.  Nothing in this Agreement or in the other Loan Documents, express or implied, is intended to confer upon any Person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder and, to the extent expressly contemplated hereby, the Indemnitees) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

Section 8.8                                    Amendments.  This Agreement may be amended only by a written instrument executed and delivered by the Lender and the Loan Parties.

Section 8.9                                    Expenses. Whether or not the transactions contemplated hereby are consummated, the Borrower agrees to pay promptly (a) all the actual and reasonable and documented out-of-pocket costs and expenses of the Lender incurred in connection with the negotiation, preparation and execution of the Loan Documents and any consents, amendments, waivers or other modifications thereto; (b) the reasonable and documented out-of-pocket fees, expenses and disbursements of counsel to the Lender in connection with the negotiation, preparation, execution and administration of the Loan Documents, and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by the Borrower including the reasonable fees, disbursements and other charges of counsel; (c) all reasonable and documented out-of-pocket costs, fees, expenses and disbursements of any auditors, accountants, consultants or appraisers; (d) all other reasonable costs and expenses incurred by the Lender in connection with the transactions contemplated by the Loan Documents and any consents, amendments, waivers or other modifications thereto; and (e) after the occurrence and during the continuance of an Event of Default, all costs and expenses, including reasonable attorneys’ fees and costs of settlement, incurred by the Lender in enforcing any Obligations of or in collecting any payments due from any Loan Party hereunder or under the Loan Documents by reason of such Default or Event of Default (including in connection with the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings.

Section 8.10                             Indemnity.

(a)                                 In addition to the payment of expenses pursuant to Section 8.9, whether or not the transactions contemplated hereby are consummated, each Loan Party agrees to defend (subject to Indemnitees’ rights to selection of counsel), indemnify, pay and hold harmless, the Lender and its officers, partners, members, directors, trustees, shareholders, advisors, employees, representatives, attorneys, controlling persons, agents, sub-agents and affiliates, as well as the respective heirs, successors and assigns of the foregoing (each, an “Indemnitee”), from and against any and all Indemnified Liabilities; provided that no Loan Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities resulted from the gross negligence, bad faith or willful misconduct of that Indemnitee, in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction.  To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 8.10 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Loan Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

(b)                                 To the extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against the Lender and its affiliates, officers, partners, members, directors, trustees, shareholders, advisors, employees, representatives, attorneys, controlling persons, agents and sub-agents on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of or in any way related to this Agreement or any Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, the transmission of information through the Internet, the Term Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Loan Party hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 8.11                             Usury Savings Clause.  Notwithstanding any other provision in this Agreement, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law, shall not exceed the Highest Lawful Rate.  If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Term Loan made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect.  In addition, if when the Term Loan made hereunder is repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrower shall pay to the Lender an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect.  Notwithstanding the foregoing, it is the intention of the Lender and the Borrower to conform strictly to any applicable usury laws.  Accordingly, if the Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at the Lender’s option be applied to the outstanding amount of the Term Loan made hereunder or be refunded to the Borrower.

Section 8.12.                          Set-Off.  In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default the Lender is hereby authorized by each Loan Party at any time or from time to time, and upon notice to the Borrower, to set off and to appropriate and to apply any and all deposits and any other Indebtedness at any time held or owing by the Lender to or for the credit or the account of any Loan Party against and on account of the obligations and liabilities of any Loan Party to the Lender hereunder and under the other Loan Documents, including all claims of any nature or description arising out of or connected hereto or with any other Loan Document, irrespective of whether or not (a) the Lender shall have made any demand hereunder or (b) the principal of or the interest on the Term Loan or any other amounts due hereunder shall have become due and payable and although such obligations and liabilities, or any of them, may be contingent or unmatured.  The Lender agrees to use its reasonable efforts to notify the Borrower promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application or give rise to a claim against the Lender.

Section 8.13                             Marshaling; Payments Set Aside.  The Lender shall not be under any obligation to marshal any assets in favor of any Loan Party or any other Person or against or in payment of any or all of the Obligations.  To the extent that any Loan Party makes a payment or payments to the Lender or the Lender exercises its right of setoff, and such payment or payments or the proceeds of such setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all rights and remedies therefor or related thereto, shall be automatically reinstated and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

Section 8.14                             Headings.  Section and Article headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

BORROWER

OCWEN FINANCIAL CORPORATION

By:	/s/ John V. Britti
Name:	John V. Britti
Title:	Executive Vice President and Chief Financial Officer

GUARANTOR

OCWEN LOAN SERVICING, LLC

By:	/s/ John V. Britti
Name:	John V. Britti
Title:	Authorized Signator

[Signature Page to Senior Unsecured Term Loan Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

LENDER

ALTISOURCE SOLUTIONS S.À R.L.

By:	/s/ Michelle D. Esterman
Name:	Michelle D. Esterman
Title:	Manager

[Signature Page to Senior Unsecured Term Loan Agreement]

EXHIBIT A

FORM OF BORROWING NOTICE

BORROWING NOTICE

December     , 2012

Altisource Solutions S.à r.l.
291 route d’Arlon
Luxembourg City
Luxembourg L-1150

Ladies and Gentlemen:

Reference is made to that certain Senior Unsecured Term Loan Agreement, dated as of the date hereof (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among Ocwen Financial Corporation (the “Borrower”), the direct and indirect Subsidiaries of the Borrower party thereto from time to time, as Guarantors, and the Lender.  Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement.

The Borrower hereby gives irrevocable notice to the Lender, pursuant to Section 2.2 of the Credit Agreement, that the undersigned hereby requests the Term Loan under the Credit Agreement, and in that connection sets forth below the following information as required by Section 2.2 of the Credit Agreement:

(1)                                 The principal amount of the requested Term Loan is $75,000,000.

(2)                                 The borrowing date for the Term Loan is December     , 2012.

(3)                                 The proceeds of the Term Loan should be deposited into the following account in the name of the Borrower:

The undersigned hereby certifies that the following statements are and will be true and correct on the proposed borrowing date identified in (2) above:

(a)                                 Each representation or warranty contained in the Credit Agreement or in any other Loan Document is true and correct in all material respects (without duplication of any materiality qualifier contained herein or therein); and

(b)                                 No Default or Event of Default has occurred and is continuing.

Delivery of an executed counterpart of this Borrowing Notice by facsimile or other electronic means will be effective as delivery of any original executed counterpart of this Borrowing Notice

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IN WITNESS WHEREOF, the Borrower has caused this Borrowing Notice to be duly executed and delivered as of the date first written above.

BORROWER

OCWEN FINANCIAL CORPORATION

By:
Name:
Title:

[Signature Page to Borrowing Notice]

EXHIBIT B

FORM OF NOTE

NOTE

$75,000,000	New York, New York
December , 2012

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to the order of Altisource Solutions S.à r.l. or registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of the Term Loan made by the Lender to the Borrower under that certain Senior Unsecured Term Loan Agreement, dated as of the date hereof (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, the direct and indirect Subsidiaries of the Borrower party thereto from time to time, as Guarantors, and the Lender.

The Borrower promises to pay interest on the unpaid principal amount of the Term Loan from the date hereof until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement.  All payments of principal and interest shall be made to the Lender in Dollars in immediately available funds as provided in the Credit Agreement.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Note is the Note referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  This Note is also entitled to the benefits of the Guaranty.  Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note may become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement.  The Term Loan made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business.  The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of the Term Loan and payments with respect thereto.

THIS NOTE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY LAW, RULE, PROVISION OR PRINCIPLE OF CONFLICTS OF LAWS THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK TO BE APPLIED.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

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[Signature Page to Borrowing Notice]

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed and delivered as of the date first written above.

BORROWER

OCWEN FINANCIAL CORPORATION

By:
Name:
Title:

[Signature Page to Note]